UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2018 Annual Meeting of Stockholders

Tuesday, June 5, 2018

8:00 a.m. local time,

5501 Headquarters Drive, Plano, Texas 75024

The 2018 annual meeting of stockholders of Rent-A-Center, Inc. will be held on Tuesday, June 5, 2018, at 8:00 a.m. local time, at the Rent-A-Center, Inc. Field Support Center, which is located, along with our principal executive offices, at 5501 Headquarters Drive, Plano, Texas 75024, for the following purposes:

1.	To consider and vote on a proposal to approve amendments to the Company’s Certificate of Incorporation to declassify the Board of Directors;

2.	To elect the two Class III directors nominated by the Board of Directors;

3.	To ratify the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018;

4.	To conduct an advisory vote approving the compensation of the named executive officers for the year ended December 31, 2017, as set forth in the proxy statement; and

5.	To transact other business that properly comes before the meeting.

This notice is being sent to stockholders of record at the close of business on April 9, 2018. Each such holder is entitled to receive notice of and to vote at the 2018 annual meeting of stockholders and at any and all adjournments or postponements thereof.

Under rules approved by the Securities and Exchange Commission, we are furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each registered stockholder. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to registered stockholders and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to stockholders who hold their shares in “street name” (i.e. in the name of a broker, bank or other record holder). The Notice will also include instructions for stockholders who hold their shares in street name on how to access the proxy card to vote over the Internet.

Your vote is important, and whether or not you plan to attend the 2018 annual meeting of stockholders, please vote as promptly as possible. We encourage you to vote via the Internet, as it is the most convenient and cost-effective method of voting. You may also vote by telephone or by mail (if you received paper copies of the proxy materials). Instructions regarding all three methods of voting are included in the Notice, the proxy card and the proxy statement.

Thank you in advance for voting and for your support of Rent-A-Center.

By order of the Board of Directors,

Dawn M. Wolverton

Vice President – Assistant General Counsel and Secretary

April [    ], 2018

Plano, Texas

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by Rent-A-Center, Inc. (the “Company”), on behalf of its Board of Directors (the “Board”), for the 2018 Annual Meeting of Stockholders of the Company (the “2018 Annual Meeting”). This proxy statement and related proxy materials are being mailed to our stockholders on or about April [    ], 2018.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For information regarding our 2017 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2017. Page references are supplied to help you find further information in this proxy statement.

Meeting Information

Date & Time: 8:00 a.m. Central time on Tuesday, June 5, 2018

Location: Rent-A-Center, Inc. Field Support Center, 5501 Headquarters Drive, Plano, Texas 75024

Eligibility to Vote: You can vote if you were a stockholder of record at the close of business on April 9, 2018 (see page 3 for information on how to vote)

Voting matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
Approval of Amendments to Certificate of Incorporation to Declassify Board of Directors	FOR	5
Election of Directors	FOR each Director Nominee	7
Ratification of Auditors	FOR	18
Advisory Vote on Executive Compensation	FOR	39

Board Nominees (page 8)

The following table provides summary information about each director who is nominated for election at the 2018 Annual Meeting. Each director nominee will serve a three year term expiring at the 2021 annual meeting of stockholders and until their successors are elected and qualified. However, if the stockholders approve amendments to the Certificate of Incorporation to declassify the Board at the 2018 Annual Meeting as presented in this proxy statement, each member of the Board, including the board nominees elected at the 2018 Annual Meeting, will serve a one-year term following the 2018 Annual Meeting. Information regarding our directors whose terms continue past this year’s stockholder meeting begins on page 8 and information regarding the amendments to the Certificate of Incorporation to declassify the Board begins on page 5.

Name	Age	Director Since	Experience/Qualification	Independent	Committee Memberships	Other Public Company Boards
Michael J. Gade	66	2005	• Retail Marketing • Governance; leadership	X	Compensation; Nominating (Chair)	N/A
J.V. Lentell	79	1995	• Banking and finance expertise • Governance; leadership	X	Compensation (Chair); Audit	N/A

Executive Compensation

Principles (page 21)

We generally target total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th-75th percentile of that paid at similarly-situated public companies in the retail and consumer finance sector, with cash compensation (base salary and annual incentives) targeted at the 50th percentile, and long-term incentive compensation targeted at the 75th percentile. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

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•	align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and

•	reward achievement of our financial and non-financial goals.

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	annual incentive compensation, which is paid in cash and is focused on two metrics – profitability and revenue;

•

long-term incentive compensation, which consists of stock options which generally vest ratably over four years beginning on the first anniversary of the date of grant, restricted stock units which cliff vest after three years, and performance stock units which vest based solely on a relative total shareholder return metric over a three-year measurement period;

•	double trigger severance arrangements; and

•	fringe benefits, including perquisites, with no tax gross-ups.

Relative Total Shareholder Return (page 26)

Our Compensation Committee has adopted a relative total shareholder return metric over a three-year measurement period as the vesting condition for grants of performance stock units pursuant to our long-term incentive compensation program.

Stock Ownership Guidelines (pages 13 and 27)

We believe that our Board and our management should have a significant financial stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, our directors, as well as our Chief Executive Officer are subject to equity interest guidelines as described on pages 13 and 27, respectively. In addition, our insider trading policy prohibits our directors and executive officers from engaging in hedging or other derivative transactions involving our common stock. We also do not allow shares of our common stock owned by any of our directors or named executive officers to be pledged.

Clawback Policy (page 27)

Our Board has adopted a clawback policy applicable to our executive officers as described on page 27.

Pay for Performance (page 21)

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2017 annual cash incentive program, (i) we failed to achieve at least 84% of the EBITDA goal which resulted in no payment of the target bonus amounts attributable to the EBITDA goal, and (ii) after adjusting for certain special items consistent with past practices as discussed below, the revenue goal was achieved at 97.2% of target, which resulted in a 40% payout of the 25% of the target bonus amounts attributable to the revenue target (see the payout schedule below). As a result, each participant in the 2017 annual cash incentive program received an amount equal to 10% of such person’s target bonus amount.

In 2015, our Compensation Committee granted to our named executive officers performance-based restricted stock units based on our relative Total Stockholder Return (“TSR”) as compared to the S&P 1500 Specialty Retail Index over a three-year measurement period. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2017, ranked below the 25th percentile, which resulted in no shares vesting.

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QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING AND VOTING PROCEDURES

Who may vote?

Stockholders of record as of the close of business on April 9, 2018, the record date for the 2018 Annual Meeting, may vote at the meeting. Each share of common stock entitles the holder to one vote per share. As of April 9, 2018, there were 53,413,901 shares of our common stock outstanding.

What constitutes a quorum?

The holders of at least a majority of our outstanding shares of common stock entitled to vote at the 2018 Annual Meeting must be represented at the 2018 Annual Meeting in person or by proxy to have a quorum. Any stockholder present at the 2018 Annual Meeting, either in person or by proxy, but who abstains from voting, will be counted for purposes of determining whether a quorum exists.

How do I vote?

You cannot vote your shares of common stock unless you are present at the meeting or you have previously given your proxy. You can vote by proxy in one of the following three convenient ways:

•	by mail – if you received your proxy materials by mail, you can vote by mail by completing, signing, dating and returning the proxy card in the enclosed envelope;

•	on the Internet, by visiting the website shown on the Notice or the proxy card and following the instructions; or

•	by telephone, by calling the toll-free telephone number shown on the Notice or the proxy card and following the instructions.

How will the proxies be voted?

All properly executed proxies, unless revoked as described below, will be voted at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” the approval of the proposed amendments to our Certificate of Incorporation to declassify the Board;

•	“FOR” each of the Board’s nominees for Class III director;

•	“FOR” the ratification of the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2018; and

•	“FOR” the resolution approving the compensation of the named executive officers for the year ended December 30, 2017, as set forth in the proxy statement.

The proxy holders will use their discretion on any other matters that properly come before the meeting. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described above. If you are voting on the Internet or by telephone, the proxies will be voted in accordance with your voting instructions. If you are voting on the Internet or by telephone, your voting instructions must be received by 11:59 p.m., Eastern time on June 4, 2018, unless you are a participant in our 401(k) plan, in which case your voting instructions must be received by 5:00 p.m., Central time, on June 1, 2018.

You may revoke your proxy at any time before or at the 2018 Annual Meeting (in each case, before the vote at the 2018 Annual Meeting) by:

•	Delivering a signed, written revocation letter, dated later than the proxy, to Dawn M. Wolverton, Vice President – Assistant General Counsel and Secretary, at 5501 Headquarters Drive, Plano, TX 75024;

•	Delivering a signed proxy, dated later than the first one, to Saratoga Proxy Consulting, LLC, 528 8th Avenue, 14th Floor, New York, NY 10018;

•	Voting at a later time on the Internet or by telephone, if you previously voted on the Internet or by telephone; or

•	Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

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QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING AND VOTING PROCEDURES

How many votes must each proposal receive to be adopted?

Proposal 1: Amendments to the Certificate of Incorporation to Declassify the Board of Directors. The affirmative vote of the holders of at least eighty percent (80%) of the shares of common stock of the Company issued and outstanding as of the record date for the 2018 Annual Meeting is required to approve the proposed amendments to the Company’s Certificate of Incorporation to declassify the Board. Abstentions and broker non-votes will have the same effect as a vote “against” the proposed amendments.

Proposal 2: Election of Directors. Under our Bylaws, directors are elected by a majority of the votes cast in uncontested elections. Accordingly, the numbers of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. In contested elections, the vote standard would be a plurality of votes cast. Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee. Broker non-votes and abstentions will not affect the outcome of the vote.

Proposal 3: Ratification of the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2018. A majority of the votes cast is required to ratify KPMG as our independent registered public accounting firm. Broker non-votes and abstentions will have no effect on the outcome of the vote to ratify KPMG.

Proposal 4: Advisory vote on executive compensation. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve the advisory resolution on executive compensation. Broker non-votes will not affect the outcome of the vote. Because abstentions are counted as shares present and entitled to vote on the proposal, each abstention will have the same effect as a vote “against” the advisory resolution on executive compensation.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists.

Your bank or broker is not permitted to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, it will have the same effect as a vote “against” the proposed amendments to the Company’s Certificate of Incorporation under Proposal 1, and no votes will be cast on your behalf for Proposal 2 (in the election of directors), Proposal 3 (ratification of auditors) and Proposal 4 (advisory vote on executive compensation). To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Who is soliciting this proxy?

The Board is soliciting this proxy. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic mail or personal interview. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. We have engaged Saratoga Proxy Consulting LLC, a proxy solicitation firm, to assist in the solicitation of proxies.

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PROPOSAL ONE:	APPROVAL OF AMENDMENTS TO CERTIFICATE OF INCORPORATION TO DECLASSIFY BOARD OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board adopted, subject to stockholder approval, amendments to Article FIFTH, Sections (2), (3) and (4) of the Company’s Certificate of Incorporation to effectuate the declassification of the Board following the 2018 Annual Meeting (the “Declassification Amendments”).

To facilitate the declassification of the Board in a timely matter (following approval of the Declassification Amendments by stockholders), each current member of the Board – including the Class III director nominees nominated by the Board in this proxy statement for election at the 2018 Annual Meeting (the “Class III

Director Nominees”) should they be elected at the 2018 Annual Meeting – has previously committed to tender his resignation following the 2018 Annual Meeting if he is a member of the Board at that time, and each such director (including the Class III Director Nominees should they be elected at the 2018 Annual Meeting) will subsequently be reappointed to the declassified Board by the remaining members of the Board such that each member of the Board will serve a one-year term following the 2018 Annual Meeting and stand for election annually, beginning at the Company’s 2019 annual meeting of stockholders (the “Accelerated Declassification Plan”).

Description of the Proposed Declassification Amendments

Currently, the Company’s Certificate of Incorporation provides that the Board be divided into three classes with the number of directors in each class being as nearly equal as reasonably possible. Accordingly, approximately one-third of the directors are elected annually, each serving a three-year term.

The proposed Declassification Amendments provide that each director elected at each annual meeting of stockholders, beginning with the Company’s 2019 annual meeting of stockholders, shall serve a one-year term expiring at the following annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

Accordingly, if the proposed Declassification Amendments are approved by stockholders, as soon as practicable following the 2018 Annual Meeting, each director will, according to the Accelerated Declassification Plan, tender his resignation and will subsequently be reappointed to the declassified Board by the remaining members of the Board such that each member of the Board will serve a one-year term following the 2018 Annual Meeting and stand for election annually, beginning at the Company’s 2019 annual meeting of stockholders.

Under Delaware law, directors of companies that have a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise. Delaware law provides that directors of companies that do not have a classified board may be removed with or without cause. Accordingly, if the proposed Declassification Amendments are approved, any director elected at or after the 2018 Annual Meeting (after giving effect to the Accelerated Declassification Plan) may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors, voting together as a single class.

Reasons for Declassifying the Board

The Board considered a number of factors that favor continuing with a classified board structure, as well as a number of factors that favor adopting a declassified board structure. Ultimately, after weighing the various factors, the Board determined that it would be in the best interests of the Company and our stockholders to amend our Certificate of Incorporation to declassify the Board. The text of the proposed amendments to the Certificate of Incorporation is set forth in Appendix A.

A classified board structure has a number of advantages. It allows a majority of the board to remain in place from year to year, which promotes continuity, stability and encourages the board to plan for long-term goals. Further, at any one time, approximately two-thirds of the elected board has experience with the business and operations of the company it manages.

The Board also recognizes that a classified board structure can be viewed as diminishing a board’s accountability to stockholders, because such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Annual voting allows stockholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure, which provides stockholders a more active role in shaping and implementing corporate governance policies. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. Public companies with classified boards also face increased scrutiny from proxy advisory firms.

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PROPOSAL ONE: APPROVAL OF AMENDMENTS TO CERTIFICATE OF INCORPORATION TO DECLASSIFY BOARD OF DIRECTORS

After weighing the factors above, among other things, the Board determined that retaining a classified board structure is no longer in the best interests of the Company and its stockholders. For this reason, the Board approved and declared advisable the Certificate of Amendment to our Certificate of Incorporation (giving effect to the Declassification Amendments) attached hereto and incorporated by reference herein as Appendix A, and recommends that our stockholders vote to approve the adoption of the amendments contained therein.

If the stockholders approve the adoption of the Declassification Amendments, such amendments to our Certificate of

Incorporation will become effective upon the filing of a Certificate of Amendment (giving effect to the Declassification Amendments) with the Secretary of State of the State of Delaware. We intend to file the Certificate of Amendment to effect these amendments to our Certificate of Incorporation as soon as practicable following the 2018 Annual Meeting after the requisite vote for this Proposal One is obtained. After the filing of the Certificate of Amendment and implementing the Accelerated Declassification Plan, every director will stand for election at the 2019 annual meeting of stockholders (and thereafter) for one-year terms.

Conditional Bylaw Amendments

In connection with its approval in April 2018 of resolutions to amend the Certificate of Incorporation to declassify the Board, the Board also approved amended and restated Bylaws to conform to the changes that would be made to the Certificate of Incorporation by the Certificate of Amendment, if adopted by the stockholders. These amendments to the Bylaws become effective only following approval by the stockholders of the Declassification Amendments, the subsequent filing of the Certificate of Amendment with the Secretary of State of the State of Delaware to give effect to the Declassification Amendments, and the implementation of the Accelerated Declassification Plan.

Vote Required

Approval of the adoption of the Declassification Amendments to eliminate the classified Board requires the affirmative vote of the holders of at least eighty percent (80%) of the common stock of the Company issued and outstanding as of the record date for the 2018 Annual Meeting.

Board Recommendation

Our Board recommends that you vote “FOR” Proposal One to declassify our Board.

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PROPOSAL TWO:	ELECTION OF DIRECTORS

What is the organizational structure of the Board?

Currently, the number of directors constituting our entire Board is nine, and three of the Board seats are currently vacant (all such vacancies being in Class I). The directors are divided into three classes. In general, directors in each class serve for a term of three years.

Prior to the 2018 Annual Meeting, pursuant to the terms of that certain Cooperation Agreement (the “Cooperation Agreement”), dated February 5, 2018, by and among the Company, Engaged Capital Flagship Master Fund, LP, Engaged Capital Co-Invest V, LP, Engaged Capital Co-Invest V-A, LP, Engaged Capital Flagship Fund, LP, Engaged Capital Flagship Fund, Ltd., Engaged Capital,

LLC (‘’Engaged’’), Engaged Capital Holdings, LLC and Glenn W. Welling (such Engaged entities and Mr. Welling collectively referred to as the “Engaged Group”), the size of the Board will be set at six, resulting in one vacancy following the election of the Class III directors at the 2018 Annual Meeting. If Proposal One regarding the declassification of our Board is not approved by the stockholders at the 2018 Annual Meeting, then following that meeting, the Board and the appropriate committee(s) of the Board will take all steps reasonably necessary to reconfigure the classes in which the directors serve such that each class of directors is as nearly as equal in number of directors as possible.

How many directors are to be elected?

Two Class III directors are to be elected by our stockholders. Rishi Garg, currently serving as a Class III director, is not standing for re-election and his term will end at the 2018 Annual Meeting. Pursuant to the Cooperation Agreement, the Engaged Group proposed Ms. Carol McFate for consideration by the Nominating and Corporate Governance Committee as a director nominee to be named in this proxy statement for election to the Board. As the Board is continuing the review of strategic and financial alternatives to maximize stockholder value, it is anticipated that the Company and the Engaged Group will amend the Cooperation Agreement, pursuant to which the Engaged Group will waive its right under the Cooperation Agreement to put forth Ms. McFate as a potential director nominee for election at the

2018 Annual Meeting. In exchange for such waiver, at any time prior to the termination of the Cooperation Agreement, the Engaged Group would be permitted to put forth Ms. McFate (or any other individual who satisfies the nomination requirements set forth in the Cooperation Agreement) as a potential director nominee for election or appointment to the Board to fill an existing vacancy on the Board.

As a result of the anticipated amendment to the Cooperation Agreement, the Board has nominated only two Class III directors to be elected by the stockholders at the 2018 Annual Meeting where three directors would otherwise have been nominated.

Who are the board nominees?

Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated each of Michael J. Gade and J.V. Lentell to be re-elected as Class III directors by the stockholders. Each of Mr. Gade and Mr. Lentell has agreed to stand for re-election. However, should either of them become unable or unwilling to accept nomination or election, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee whom the proxy holders believe will carry out our present policies. Our Board has no reason to believe that either of Mr. Gade or Mr. Lentell will be unable or unwilling to serve if elected, and, to the knowledge of the Board, each intends to serve the entire term for which election is sought.

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PROPOSAL TWO: ELECTION OF DIRECTORS

We urge you to vote “FOR” each of Mr. Gade and Mr. Lentell.

Michael J. Gade Independent Director Age: 66 Director Since: 2005 Committees Served: Compensation; Nominating & Corporate Governance (chair)

Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. Mr. Gade also serves as a strategic advisor to The Boston Consulting Group. A founding partner of Challance Group, LLP, Mr. Gade has over 30 years of marketing and management experience, most recently serving as senior executive for the southwest region of Home Depot, Inc. from 2003 to 2004. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Prior to 2000, Mr. Gade was a Senior Partner and Chairman of the Retail Consumer Product Practice at Coopers & Lybrand (now part of PricewaterhouseCoopers). Mr. Gade also serves on the Board of Directors of The Crane Group.

We believe that Mr. Gade’s significant retail marketing experience provides our Board with an important resource with respect to our marketing and advertising efforts. In addition, Mr. Gade provides leadership and governance experience through his other directorships, including service on the audit and compensation committees of such companies.

J. V. Lentell Independent Director Age: 79 Director Since: 1995 Committees Served: Nominating & Corporate Governance; Compensation (chair)

Mr. Lentell served as our Lead Director from April 2009 until January 2014. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993.

During his 20 year tenure on our Board, including as our Lead Director from April 2009 until January 2014, Mr. Lentell has provided demonstrated leadership to our Board. Mr. Lentell’s service on all Board committees during some period of that time provides him with a deep understanding of the Company and its history, which we believe contributes a useful frame of reference in the context of Board discussions. In addition, Mr. Lentell has extensive knowledge of the capital markets and finance issues from his over 50 years of experience in the banking industry which we believe is important to the Board’s discussions of our capital and liquidity needs. Further, Mr. Lentell’s experience as a board member of various private companies and civic and charitable organizations, including service on the audit, finance, compensation and governance committees of such organizations (in some cases as the chairman), provides our Board and committees with significant insight into compensation, governance and risk management issues.

Our Board recommends that you vote “FOR” each of the Board nominees.

Who are the continuing members of the Board?

The terms of the following three members of our Board will continue past the 2018 Annual Meeting.

Jeffrey J. Brown Independent Director Age: 57 Director Since: 2017 Committees Served: Audit (chair)

Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC, which provides capital to management teams and companies needing equity. Mr. Brown’s venture capital and private equity career spans 30 years, including positions with Hughes Aircraft Company, Morgan Stanley & Company, Security Pacific Capital Corporation and Bank of America Corporation. Since June 2015, Mr. Brown has served as the Lead Director of Medifast, Inc., where he also serves as a member of each of the Audit and Mergers & Acquisitions Committees. Mr. Brown also serves as a director of Fieldstone Homes. Mr. Brown previously served as a director of Outerwall Inc., Midatech Pharma PLC, and Nordion, Inc.

Mr. Brown brings to the Board extensive public and private company board experience and significant transactional expertise.

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PROPOSAL TWO: ELECTION OF DIRECTORS

Mitchell E. Fadel Director; Chief Executive Officer Age: 60 Director Since: 2017 Committees Served: N/A

Mr. Fadel has served as one of our directors since June 2017 and was named Chief Executive Officer on January 2, 2018. Mr. Fadel was self-employed prior to joining the Company after most recently serving as President – U.S. Pawn for EZCORP, Inc., a leading provider of pawn loans in the United States and Mexico, from September 2015 to December 2016. Prior to that, Mr. Fadel served as President of the Company (beginning in July 2000) and Chief Operating Officer (beginning in December 2002) each until August 2015, and also as a director of the Company from December 2000 to November 2013. From 1992 until 2000, Mr. Fadel served as President and Chief Executive Officer of the Company’s subsidiary Rent-A-Center Franchising International, Inc. f/k/a ColorTyme, Inc. Mr. Fadel’s professional experience with the Company also includes previously serving as a Regional Director and a District Manager.

As our Chief Executive Officer, Mr. Fadel’s day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions. In addition, Mr. Fadel brings 30 years of experience in and knowledge of the rent-to-own industry, including his previous tenure as our President and Chief Operating Officer, to the Board. We believe Mr. Fadel’s service as our Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

Christopher B. Hetrick Independent Director Age: 39 Director Since: 2017 Committees Served: Compensation

Mr. Hetrick has been the Director of Research at Engaged Capital, a California based investment firm and registered advisor with the U.S. Securities and Exchange Commission focused on investing in small and mid-cap North American equities, since September 2012. Prior to joining Engaged Capital, Mr. Hetrick worked at Relational Investors LLC (“Relational”), a $6 billion activist equity fund, from January 2002 to August 2012. Mr. Hetrick began his career with Relational as an associate analyst. He eventually became the firm’s senior consumer analyst overseeing over $1 billion in consumer sector investments. Prior to his work heading up the consumer research team, Mr. Hetrick was a generalist covering major investments in the technology, financial, automotive and food sectors.

We believe that Mr. Hetrick’s extensive investment experience in a broad range of industries as well as his expertise in corporate strategy, capital allocation, executive compensation, and investor communications well qualifies him to serve on our Board.

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BOARD INFORMATION

Skills and Qualifications of Board of Directors

Independent Directors

As part of the Company’s corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In January 2018, each of our non-employee directors completed a questionnaire which inquired as to their (and those of their immediate family members) relationship with us and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaires, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In April 2018, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Jeffrey J. Brown, Michael J. Gade, Rishi Garg, Christopher B. Hetrick and J.V. Lentell. The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements
Jeffrey J. Brown	Yes	None
Michael J. Gade	Yes	None
Rishi Garg	Yes	None
Christopher B. Hetrick	Yes	Employee of Engaged Capital, the Company’s largest single stockholder
J.V. Lentell	Yes	Our banking relationship with Intrust — immaterial

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BOARD INFORMATION

Board Leadership Structure

Our Board separates the roles of Chairman and Chief Executive Officer. Mr. Lentell serves as Chairman and Mr. Fadel as our Chief Executive Officer. The Board believes that the separation of the roles of Chairman and Chief Executive Officer at this time is appropriate in light of Mr. Fadel’s tenure as Chief Executive Officer and is in the best interests of the Company’s stockholders. Separating these positions aligns the Chairman role with our independent directors, enhances the independence of our Board from management and allows our Chief Executive Officer to focus on developing and implementing our strategic initiatives and supervising our day-to-day business operations. Our Board believes that Mr. Lentell is best situated to serve as Chairman because his tenure on the Board facilitates effective deliberation, consideration and discussion of strategic priorities. Mr. Lentell works closely with Mr. Fadel to set the agenda for Board meetings and to coordinate information flow between the Board and management.

Our Board will review its determination to separate the roles of Chairman and Chief Executive Officer periodically or as circumstances and events may require.

Board Meetings; Executive Session

During 2017, our Board met 21 times, including regularly scheduled and special meetings, and acted by unanimous written consent four times. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve.

Our independent directors meet in executive session at each in-person meeting of the Board. Executive sessions are chaired by Mr. Lentell as Chairman of the Board.

Role of the Board in Risk Oversight

Our Board takes an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and the relevant committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board also meets with senior management annually for a strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year. In addition, our Board has delegated the responsibility for oversight of certain risks to its standing committees, as discussed below. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports concerning such risks.

Board Committees

The standing committees of the Board during 2017 included the Audit & Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the standing committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

The Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by reviewing risks relating to accounting matters, financial reporting, legal and regulatory compliance, and other enterprise-wide risks. To satisfy these oversight responsibilities, our Audit & Risk Committee reviews, among other things, (1) the financial reports and other financial information provided by us to the Securities and Exchange Commission (“SEC”) or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally, and (6) our risk management practices. The Audit & Risk Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit & Risk Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our code of ethics. In addition, the Audit & Risk Committee meets regularly with our Interim Chief Financial Officer, the head of our internal audit department, our independent auditors, and management (including regularly scheduled executive sessions with the vice president of internal audit and our independent auditors).

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BOARD INFORMATION

The Board has adopted a charter for the Audit & Risk Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. The Audit & Risk Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2017, the Audit & Risk Committee held ten meetings. All members of the Audit & Risk Committee are “independent” under SEC and Nasdaq rules. In addition, the Board has determined that Mr. Brown is an “audit committee financial expert” as defined by SEC rules and each of Mr. Garg and Mr. Lentell meets the financial sophistication requirements of Nasdaq. Members: Mr. Brown (Chair), Mr. Garg and Mr. Lentell.

The Compensation Committee (1) discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Financial Officer, and each of our Executive Vice Presidents, including assessing the risks associated with our executive compensation policies and practices and employee benefits, (2) administers our equity incentive plans and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate.

The Board has adopted a charter for the Compensation Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described under “Compensation Discussion and Analysis – Compensation Process” beginning on page 22 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time, the Compensation Committee has engaged compensation consultants to advise it on certain matters. See “Compensation Discussion and Analysis – Compensation Process” beginning on page 22 of this proxy statement. In addition, the Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to delegate matters to a sub-committee composed of members of the Compensation Committee.

The Compensation Committee held eight meetings in 2017, and acted by unanimous written consent once. All members of the Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. Members: Mr. Lentell (Chair), Mr. Gade and Mr. Hetrick.

The Nominating and Corporate Governance Committee manages risks associated with corporate governance and potential conflicts of interest and assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board, (2) recommending to the Board candidates for election or reelection as directors, including director candidates submitted by the Company’s stockholders and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. In addition, the Nominating and Corporate Governance Committee directs the succession planning efforts for the Chief Executive Officer and reviews management’s succession planning process with respect to our other senior executive officers.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Nominating and Corporate Governance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2017, the Nominating and Corporate Governance Committee held six meetings and acted by unanimous written consent twice. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under Nasdaq rules. Members: Mr. Gade (Chair), and Mr. Garg.

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Director Compensation

The Compensation Committee engaged Korn Ferry Hay Group, Inc. (“Hay Group”) to advise it with respect to the compensation paid to our non-employee directors as compared to similarly situated public companies. Based on such input from Hay Group, in September 2015, the Compensation Committee recommended no changes to the compensation program for non-employee directors.

Cash Compensation

During 2017, each non-employee director received an annual retainer of $50,000. Additionally, each non-employee director receives $2,500 for each Board meeting attended in person and is reimbursed for his or her expenses in attending such meetings. In addition to such compensation, additional annual retainers are paid as follows:

Position	Annual Retainer
Chairman of the Board	$80,000
Chair of the Audit & Risk Committee	$16,000
Other members of the Audit & Risk Committee	$9,000
Chair of the Compensation Committee	$12,000
Other members of the Compensation Committee	$6,000
Chair of the Nominating and Corporate Governance Committee	$8,000
Other members of the Nominating and Corporate Governance Committee	$6,000

All retainers are payable in cash, in four equal installments on the first day of each quarter. Each of Messrs. Fadel, Hetrick and Lentell were paid an additional cash fee in the amount of $10,000 in consideration of their additional service as advisors to the Board in connection with the financial and strategic alternatives review process announced on October 30, 2017.

Equity Compensation

Our non-employee directors receive a deferred stock award pursuant to the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) on the first business day of each year. Each deferred stock award consists of the right to receive shares of our common stock and is fully vested upon issuance. The shares covered by the award will be issued upon the termination of the director’s service as a member of the Board. All of our non-employee directors serving on January 2, 2017, the first business day of 2017, were granted deferred stock units valued at $100,000 on that date.

Director Equity Interest Guideline

Our Board has adopted a guideline encouraging each non-employee member of the Board to hold at least $200,000 in our common stock and/or the deferred stock units issued as compensation for Board service (based on the price per share on the date or dates of such acquisition) within 5 years of the later of (i) December 23, 2008, or (ii) the date of their original election or appointment to the Board, and to hold such equity interest for so long as such member continues as a director. Each of Mr. Gade and Mr. Lentell have met the foregoing guideline. Mr. Garg was appointed to the Board in March 2016, and Messrs. Brown, Fadel and Hetrick were elected to the Board in June 2017.

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DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation of our non-employee directors during 2017:

Director Compensation for 2017

Name	Fees Earned or Paid in Cash(1)	Deferred Stock Award(2)	Total
Jeffrey J. Brown(3)	$35,333	$-0-	$35,333
Mitchell E. Fadel(3)	$40,000	$-0-	$40,000
Michael J. Gade	$79,000	$100,000	$179,000
Rishi Garg	$71,500	$181,370	$252,870
Christopher B. Hetrick (3)	$41,500	$-0-	$41,500
Jeffrey M. Jackson(4)	$43,500	$100,000	$143,500
J.V. Lentell	$97,167	$100,000	$197,167
Steven L. Pepper(5)	$167,750	$100,000	$267,750
Leonard H. Roberts(4)	$47,000	$100,000	$147,000
(1)	Includes annual retainer, committee fees and meeting attendance fees paid to each non-employee director with respect to services rendered in 2017.
(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note M to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2018. On January 2, 2017, each then current non-employee director was granted 8,889 deferred stock units. Also on January 2, 2017, Mr. Garg was granted an additional 7,233 deferred stock units valued at $81,370, representing the pro-rata portion of the 2016 award value (Mr. Garg joined the Board on March 9, 2016). Each deferred stock unit represents the right to receive one share of our common stock. The deferred stock units are fully vested and non-forfeitable. The common stock will be issued to the director upon the termination of his or her service as a member of our Board.

(3)	Each of Mr. Brown, Mr. Fadel and Mr. Hetrick were elected to the Board at the Company’s 2017 annual meeting of stockholders.
(4)	The term of each of Mr. Jackson and Mr. Roberts ended at the Company’s 2017 annual meeting of stockholders.
(5)	Mr. Pepper resigned from the Board effective as of October 31, 2017.

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CORPORATE GOVERNANCE

General

Our Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, our Board has, among other things, adopted:

•

a code of business conduct and ethics applicable to all of our Board members, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller;

•	procedures regarding stockholder communications with our Board and its committees;

•	separation of the Chairman and Chief Executive Officer roles;

•	a majority voting standard in non-contested elections for directors;
•	a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;

•	provisions in our Bylaws regarding director candidate nominations and other proposals by stockholders; and

•	written charters for its Audit & Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Our Board intends to monitor developing standards in the corporate governance area and, if appropriate, modify our policies and procedures with respect to such standards. In addition, our Board will continue to review and modify our policies and procedures as appropriate to comply with any new requirements of the SEC or Nasdaq.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published in the

“Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Stockholder Communications with the Board

Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

By telephone: 972-624-6210	By mail: Rent-A-Center, Inc. Attn: Compliance Officer 5501 Headquarters Drive Plano, TX 75024	By e-mail: RAC.Board@rentacenter.com

Procedures for Reporting Accounting Concerns

The Audit & Risk Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

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CORPORATE GOVERNANCE

Director Nominations

Director Nominees

Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Sections 3 and 4 of our Bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance

Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

Qualifications

The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, or employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experience with businesses and other organizations of a comparable size and industry. In addition, the Nominating and Corporate Governance Committee considers the composition of the current Board and the Board’s needs when evaluating the experience and qualification of director candidates. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

As noted above, our Nominating and Corporate Governance Committee believes that diversity is one of many attributes to be considered when selecting candidates for nomination to serve as one of our directors. In general, our Nominating and Corporate Governance Committee’s goal in selecting directors for nomination to our Board is to create a well-balanced team that (1) combines diverse business and industry experience, skill sets and other leadership qualities, (2) represents diverse viewpoints and (3) enables us to pursue our strategic objectives. While the Nominating and Corporate Governance Committee carefully considers diversity when evaluating nominees for director, the Nominating and Corporate Governance Committee has not established a formal policy regarding diversity in identifying director nominees.

Advance Resignation Policy

As a condition to nomination by the Nominating and Corporate Governance Committee of an incumbent director, a nominee shall submit an irrevocable offer of resignation to the Board, which resignation shall become effective in the event that (a) such nominee is proposed for reelection and is not reelected at a meeting of the stockholders in which majority voting applies and (b) the resignation is accepted by the Board by the vote of a majority of the directors, not including any director who has not been reelected.

Stockholder Nominations

In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by a stockholder, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Sections 3 and 4 of our Bylaws relating to direct stockholder nominations.

For the Nominating and Corporate Governance Committee to consider candidates recommended by a stockholder, Article I, Section 3 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, no earlier than 120 days prior to the date of such special

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CORPORATE GOVERNANCE

meeting, nor later than the close of business on the later to occur of the 90th day prior to the date of such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was made (if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting). The notice to our Secretary must set forth, among other things:

•	the name & address of the stockholder and/or beneficial owner making such nomination;

•	class & number of shares of capital stock owned, directly or indirectly, beneficially or of record by such stockholder and/or beneficial owner;

•	any derivative interests held by such stockholder and/or beneficial owner;

•	proxy or voting agreements to which such stockholder and/or beneficial owner may vote any shares of any of our securities;

•	short interest position of such stockholder and/or beneficial owner, if any;

•	dividend rights to which such stockholder and/or beneficial owner are entitled, if separable;

•	proportionate interests of such stockholder and/or beneficial owner arising out of partnership arrangements;

•	performance related fees to which such stockholder and/or beneficial owner is entitled based on the increase or decrease in the value of such shares or derivative instrument;

•

with respect to each proposed stockholder nominee, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and

•

with respect to each proposed stockholder nominee, a description of any compensatory and other material agreements among the nominating stockholder/beneficial owner, its affiliates and associates, and the proposed nominee.

In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting, and such update and supplement must be delivered to our Secretary not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting in the case of the update and supplement required to be made as of 10 business days prior to the meeting. In addition, as to each person whom the stockholder proposes to nominate for election or re-election as a director, the following information must be provided to our Secretary in accordance with the time period prescribed for the notice to our Secretary described above:

•	a questionnaire furnished by our Secretary and completed by the proposed nominee; and

•

the representation and agreement of the proposed nominee regarding no voting agreements, non-disclosed compensation arrangements, and compliance upon election with our governance policies and guidelines.

The above description of the requirements that stockholders must comply with when recommending candidates for our Board is a summary only, and stockholders interested in nominating candidates to our Board are encouraged to closely review our Bylaws.

Director Attendance at Annual Meeting of Stockholders

Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors then serving as directors attended the Company’s 2017 annual meeting of stockholders.

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PROPOSAL THREE:	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the 2018 Annual Meeting.

The Audit & Risk Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2017 and 2016 provided by KPMG were pre-approved by the Audit & Risk Committee. The Audit & Risk Committee has considered whether the provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining KPMG’s independence. The Audit & Risk Committee has determined that the rendering of non-audit services by KPMG during the years ended December 31, 2017 and 2016, was compatible with maintaining such firm’s independence.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. The Audit & Risk Committee believes it to be in the best interests of our stockholders to retain, and has retained, KPMG as our independent registered public accounting firm for the year ending December 31, 2018. If the stockholders fail to ratify the selection, the Audit & Risk Committee will reconsider whether or not to continue the retention of KPMG. Even if the selection is ratified, the Audit & Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit & Risk Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit & Risk Committee’s analysis of this information, the Audit & Risk Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Representatives of KPMG will attend the 2018 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Our Board recommends that you vote “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm.

Principal Accountant Fees and Services

The aggregate fees billed by KPMG LLP for the years ended December 31, 2017 and December 31, 2016, for the professional services described below are as follows:

	2017	2016
Audit Fees[1]	$1,890,000	$1,822,000
Audit-Related Fees[2]	$82,200	$76,150
Tax Fees[3]	$81,795	$86,000
All Other Fees[4]	$0	$15,000
(1)

Represents the aggregate fees billed by KPMG for (a) professional services rendered for the audit of our annual financial statements for the years ended December 31, 2017 and December 31, 2016, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2017 and December 31, 2016, and (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC.

(2)

Represents the aggregate fees billed by KPMG for 2017 and 2016 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.” These services comprise engagements primarily related to audits conducted in Mexico, employee benefit plans and other matters.

(3)

Represents the aggregate fees billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning. In 2017, this amount consists of fees related to federal research tax credits and international tax advice and planning. In 2016, this amount consists of fees related to federal research tax credits, fixed asset study, and international tax advice and planning.

(4)	Represents the aggregate fees billed by KPMG for services related to a registration statement on Form S-8.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit & Risk Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Standards Board, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit & Risk Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit & Risk Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit & Risk Committee discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.

The Audit & Risk Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2017 with management and the independent auditors. Management is responsible for the

Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit & Risk Committee’s responsibility is to monitor and review these processes. The members of the Audit & Risk Committee are “independent” as defined by SEC and Nasdaq rules, and our Board has determined that Mr. Jeffrey J. Brown is an “audit committee financial expert” as defined by SEC rules.

The Audit & Risk Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit & Risk Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit & Risk Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

AUDIT & RISK COMMITTEE

Jeffrey J. Brown, Chairman

Rishi Garg

J.V. Lentell

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EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of the date of this proxy statement:

Name	Age	Position
Mitchell E. Fadel	60	Chief Executive Officer
Maureen B. Short	42	Interim Chief Financial Officer
Christopher P. Crocker	46	Executive Vice President — Acceptance Now
Ann L. Davids		Executive Vice President — Chief Marketing Officer
Fred E. Herman	60	Executive Vice President — Chief Information Officer
Christopher A. Korst	57	Executive Vice President — Chief Administrative Officer & General Counsel
Catherine M. Skula		Executive Vice President — Franchising
James E. York	48	Executive Vice President — RTO Domestic

Mitchell E. Fadel. Mr. Fadel has served as one of our directors since June 2017 and was named Chief Executive Officer on January 2, 2018. Mr. Fadel was self-employed prior to joining the Company after most recently serving as President — U.S. Pawn for EZCORP, Inc., a leading provider of pawn loans in the United States and Mexico, from September 2015 to December 2016. Prior to that, Mr. Fadel served as President of the Company (beginning in July 2000) and Chief Operating Officer (beginning in December 2002) each until August 2015, and also as a director of the Company from December 2000 to November 2013. From 1992 until 2000, Mr. Fadel served as President and Chief Executive Officer of the Company’s subsidiary Rent-A-Center Franchising International, Inc. f/k/a ColorTyme, Inc. Mr. Fadel’s professional experience with the Company also includes previously serving as a Regional Director and a District Manager.

Maureen B. Short. Ms. Short was named Interim Chief Financial Officer effective as of December 2, 2016, served as Senior Vice President — Finance, Investor Relations and Treasury since November 2014, as Senior Vice President — Finance, Analytics and Reporting from March 2013 until November 2014, and as Vice President — Finance, Analytics and Reporting from August 2010 until March 2013.

Christopher P. Crocker. Mr. Crocker was appointed Executive Vice President — Acceptance Now effective as of November 13, 2017. Mr. Crocker previously served as Division Vice President — Acceptance Now since August 2011.

Ann L. Davids. Ms. Davids was named Executive Vice President — Chief Marketing Officer effective as of February 21, 2018. Ms. Davids served as Senior Vice President — Chief Marketing Officer for Direct General/National General Insurance from 2013 to 2018 with responsibility for the web channel development as well as marketing strategy and execution. Prior to 2013, Ms. Davids served as our chief marketing officer for 15 years.

Fred E. Herman. Mr. Herman was named Executive Vice President — Chief Information Officer in March 2018, after serving as Executive Vice President — Accounting and Global

Controller from July 2014 to March 2018, and as Executive Vice President — Shared Services from January 1, 2014 to July 2014. Mr. Herman served as the Chief Risk and Compliance Officer from May 2011 until December 2013, as the Vice President of Internal Audit from January 2005 until May 2011 and as the Director of Internal Audit from April 2003 until January 2005. From 1980 to 2003, Mr. Herman worked in public accounting and in internal audit with several public companies.

Christopher A. Korst. Mr. Korst was named Executive Vice President — Chief Administrative Officer and General Counsel in July 2014, after previously serving as Executive Vice President — Chief Administrative Officer since January 1, 2014. Previously, Mr. Korst served as Executive Vice President — Domestic Operations from May 2012 to December 2013, as our Executive Vice President — Operations from January 2008 until April 2012, and as our Senior Vice President — General Counsel from May 2001 to January 2008. Mr. Korst also served as our Secretary from September 2004 until January 2008. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

Catherine M. Skula. Ms. Skula was appointed Executive Vice President — Franchising effective as of January 1, 2018, after previously serving as Senior Vice President — Franchising since January 2012. From August 2009 to January 2012, Ms. Skula served as Division Vice President — RTO Domestic. Ms. Skula began her employment with us in 1994 as a customer account representative.

James E. York. Mr. York was named Executive Vice President — RTO Domestic effective as of July 14, 2016. Mr. York previously served as Divisional Vice President — RTO Domestic from October 2007 to July 2016. Mr. York began his employment with us in 1994 as a customer account representative. Before being promoted to Divisional Vice President, Mr. York held the positions of Assistant Manager, Store Manager, District Manager and Regional Director.

20	RENT-A-CENTER - 2018 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2018 Annual Meeting of Stockholders, for filing with the SEC.

COMPENSATION COMMITTEE

J.V. Lentell, Chairman

Michael J. Gade

Christopher B. Hetrick

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

Decisions with respect to compensation of our executive officers, including our Chief Executive Officer and other named executive officers, are made by our Compensation Committee, which is comprised solely of independent directors. Our Compensation Committee has identified four primary objectives for our executive compensation program, which guide the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and
•	reward achievement of our financial and non-financial goals.

The compensation philosophy is generally to target total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th-75th percentile of that paid at similarly-situated public companies in the retail and consumer finance sector, with cash compensation (base salary and annual incentives) targeted at the 50th percentile, and long-term incentive compensation targeted at the 75th percentile.

Executive Summary

We are committed to a pay-for-performance culture. The compensation program is reviewed annually in order to assure that its objectives and components are aligned with the Company’s strategic goals and culture, and also that it incentivizes short- and long-term profitability.

Pay for Performance

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2017 annual cash incentive program, (i) we failed to achieve at least 84% of the EBITDA goal which resulted in no payment of the target bonus amounts attributable to the EBITDA goal, and (ii) after adjusting for certain special items consistent with past practices as discussed below, the revenue goal was achieved at 97.2% of target, which resulted in a 40% payout of the 25% of the target bonus amounts attributable to the revenue target (see the payout schedule below). As a result, each participant in the 2017 annual cash incentive program received an amount equal to 10% of such person’s target bonus amount.

In 2015, our Compensation Committee granted to our named executive officers performance-based restricted stock units based on our relative TSR as compared to the S&P 1500 Specialty Retail Index over a three-year measurement period. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2017, ranked below the 25th percentile, which resulted in no shares vesting.

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COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Advisory Vote

In June 2017, we held a stockholder advisory vote on the compensation of our named executive officers, referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with 94.4% of the shares of common stock present and entitled to vote at the meeting cast in favor of our proposal. Compensation decisions and changes implemented during the 2017 fiscal year were made keeping in mind the support stockholders expressed for our compensation philosophy and pay-for-performance culture. As a result, our Compensation Committee kept most facets of the executive compensation program consistent, with an emphasis on short and long-term incentive compensation that rewards our executives upon value creation for our stockholders.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes the amounts the following January. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation.

The Compensation Committee retains a compensation consultant to assist it with compensation decisions for the upcoming fiscal year. For the 2017 fiscal year, the Compensation Committee engaged Hay Group to conduct a formal evaluation of, and advise it with respect to, the compensation arrangements for our Chief Executive Officer, as well as provide guidance with respect to the compensation of our senior executives, including our other named executive officers. In determining whether to engage Hay Group to provide such services, the Compensation Committee considered whether such engagement would create any conflicts of interest and determined that the engagement of Hay Group by the Company to advise it with respect to compensation to be paid to our senior executive management for 2017 did not create any such conflicts. Hay Group was engaged directly by the Compensation Committee and has performed no other services to us or any of our executive officers or directors.

Based on the work performed by Hay Group, the Compensation Committee determined that the following similarly-situated public companies (the “Peer Group”) provided an appropriate comparison for the purpose of evaluating our compensation arrangements for our senior executives:

Aaron’s, Inc.	Big Lots Inc.	Brinker International Inc.	Conn’s

Fred’s, Inc.	H&R Block, Inc.	Michaels Stores, Inc.	OneMain Holdings

Pier 1 Imports, Inc.	Sally Beauty, Inc.	Sears Hometown & Outlet	Tractor Supply, Inc.

United Rental	Western Union

The following criteria were used to establish this Peer Group:

•

U.S.-based public companies with a similar business focus as ours, including both consumer finance and retail (particularly home furnishings, appliances and other retail organizations with which we compete for customers in a similar demographic);

•	Companies with revenue similar to us (generally 0.5 to 2.0 times our revenue); and

•	Competitors for executive talent.

One company which was previously included in the Peer Group (hhgregg, Inc.) was removed and replaced with Conn’s. In the fall of 2016, the Compensation Committee approved the use of this Peer Group for use in connection with compensation decisions to be made for the 2017 fiscal year.

Finally, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short-term and long-term goals.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	annual incentive compensation, which is paid in cash;

•	long-term incentive compensation, which consists of stock options, restricted stock units, and performance stock units;

•	severance arrangements; and

•	fringe benefits, including perquisites, with no tax gross-ups.

22	RENT-A-CENTER - 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his position with us. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•	the named executive officer’s historical performance in his position with us, including the financial performance within his or her area of responsibility and other factors;

•	recommendations of the chief executive officer as to the proposed base salary (other than his own);

•	our financial performance; and

•	market pay practices.

At the beginning of each year, the Compensation Committee considers whether adjustments should be made to the annual base salaries for our named executive officers. During the Compensation Committee’s review of the then-current base salaries, the Compensation Committee primarily considers market data, input provided by our Human Resources department, input of the Chief Executive Officer (other than with respect to his own base salary), individual performance, our financial performance, the experience of the named executive officer, and each named executive officer’s compensation in relation to our other executive officers.

The Compensation Committee made no changes to the base salaries for each of our named executive officers for 2017, except with respect to Ms. Short whose base salary was increased effective as of December 5, 2016 in connection with her appointment as Interim Chief Financial Officer. Mr. Speese’s base salary for 2017 was determined by the Board in connection with Mr. Speese’s appointment as Interim Chief Executive Officer effective as of January 9, 2017. The Compensation Committee approved the following base salaries of the named executive officers for 2016 and 2017 as set forth in the table below. The base salary adjustments for 2016 were effective February 27, 2016.

ANNUAL BASE SALARIES

Name	2015 Base Salary	2016 Base Salary	2017 Base Salary

Robert D. Davis(1)	$772,500	$772,500	$772,500

Mark E. Speese (2)	$—	$—	$800,000

Maureen B. Short (3)	$249,600	$259,584	$362,000

Fred E. Herman	$293,550	$302,357	$302,357

Christopher A. Korst	$417,789	$438,677	$438,677

Joel M. Mussat(4)	$—	$—	$525,000
(1)	Mr. Davis resigned as Chief Executive Officer effective as of January 9, 2017.
(2)

Mr. Speese was named Interim Chief Executive Officer effective as of January 9, 2017, and Chief Executive Officer effective as of April 10, 2017. Mr. Speese resigned as Chief Executive Officer effective as of December 30, 2017.

(3)	Ms. Short was named Interim Chief Financial Officer effective as of December 2, 2016, with a base salary of $362,000.
(4)	Mr. Mussat was named Executive Vice President – Chief Operating Officer effective as of May 5, 2017. Mr. Mussat resigned as Chief Operating Officer effective as of February 22, 2018.

Annual Cash Incentive Compensation

The Compensation Committee maintains an annual incentive compensation program for our executive officers that provides for awards in the form of a cash bonus. The Compensation Committee believes that cash bonuses are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with short-term financial rewards based upon achievement of specified short-term objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

Our named executive officers participate in our annual cash incentive program. Under our annual cash incentive program, cash bonus eligibility is established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us. The percentage allocated as well as the potential ultimate payouts pursuant to our annual cash incentive program for each year are typically approved by the Compensation Committee in February at the same time that all compensation for our named executive officers is reviewed and, if applicable, approved. This enables the Compensation Committee to examine the named executive officer’s performance during the previous year, as well as determine financial performance targets for the new fiscal year based in part upon the previous year’s performance. No changes to the eligible bonus percentages for our named executive officers were made for the 2017 annual cash incentive program.

The annual cash incentive program for 2017 included two financial performance metrics: EBITDA and corporate revenue. The Compensation Committee included an EBITDA target in the annual cash incentive program because it believes EBITDA

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COMPENSATION DISCUSSION AND ANALYSIS

generally represents an accurate indicator of our financial performance over a one-year period of time, while excluding the impact of interest and depreciation which can vary significantly. The inclusion of the corporate revenue target in the annual cash incentive program reflects the Compensation Committee’s determination that although a substantial portion of the cash bonus opportunity should be dependent on our profitability, a portion of such cash bonus opportunity should be based on our revenue growth. Accordingly, the potential annual incentive award for each of our named executive officers for the 2017 annual cash incentive program was divided as follows: 75% EBITDA; and 25% revenue.

The financial performance targets for the 2017 annual cash incentive program were established in February 2017 following a review of our financial projections developed pursuant to our strategic plan and objectives for 2017. Based upon that review, the Compensation Committee established a corporate revenue target under the 2017 annual cash incentive program in the amount of $2,835.69 billion and an EBITDA target under the 2017 annual cash incentive program in the amount of $138.02 million. In setting the EBITDA target under the 2017 annual cash incentive program, the Compensation Committee considered (i) the level of achievement of the EBITDA target for the 2016 annual cash incentive program and (ii) the level of the Company’s anticipated investment in its strategic initiatives for 2017. The Compensation Committee further determined that, consistent with its views as to the financial performance measures for our annual cash incentive program, each eligible executive officer may receive (1) an additional bonus amount in the event that we exceed the financial performance targets for the fiscal year, and (2) a portion of the bonus in the event that we approach, yet fail to achieve, the target levels of financial performance, as set forth below:

Revenue Target ($M) - 25% Weighting			EBITDA Target ($M) - 75% Weighting
% of Target Achieved	Revenue Range	% of Incentive Awarded	% of Target Achieved	EBITDA Range	% of Incentive Awarded	% Flow Through Range

Less than 95.9999%	< - $2,722.25	0%	Less than 83.9990%	< $115.93	0%		4.3%

96.0000% - 96.2499%	$2,722.26 - $2,729.34	20%	84.0000% - 84.9990%	$115.94 - $117.31	20%	4.3%	4.3%

96.2500% - 96.4999%	$2,729.35 - $2,736.43	25%	85.0000% - 85.9990%	$117.32 - $118.69	25%	4.3%	4.3%

96.5000% - 96.7499%	$2,736.44 - $2,743.52	30%	86.0000% - 86.9990%	$118.70 - $120.07	30%	4.3%	4.4%

96.7500% - 96.9999%	$2,743.53 - $2,750.61	35%	87.0000% - 87.9990%	$120.08 - $121.45	35%	4.4%	4.4%

97.0000% - 97.2499%	$2,750.62 - $2,757.70	40%	88.0000% - 88.9990%	$121.46 - $122.83	40%	4.4%	4.5%

97.2500% - 97.4999%	$2,757.71 - $2,764.79	45%	89.0000% - 89.9990%	$122.84 - $124.21	45%	4.5%	4.5%

97.5000% - 97.7499%	$2,764.80 - $2,771.88	50%	90.0000% - 90.9990%	$124.22 - $125.59	50%	4.5%	4.5%

97.7500% - 97.9999%	$2,771.89 - $2,778.96	55%	91.0000% - 91.9990%	$125.60 - $126.97	55%	4.5%	4.6%

98.0000% - 98.2499%	$2,778.97 - $2,786.06	60%	92.0000% - 92.9990%	$126.98 - $128.35	60%	4.6%	4.6%

98.2500% - 98.4999%	$2,786.07 - $2,793.14	65%	93.0000% - 93.9990%	$128.36 - $129.73	65%	4.6%	4.6%

98.5000% - 98.7499%	$2,793.15 - $2,800.23	70%	94.0000% - 94.9990%	$129.74 - $131.11	70%	4.6%	4.7%

98.7500% - 98.9999%	$2,800.24 - $2,807.32	75%	95.0000% - 95.9990%	$131.12 - $132.49	75%	4.7%	4.7%

99.0000% - 99.2499%	$2,807.33 - $2,814.41	80%	96.0000% - 96.9990%	$132.50 - $133.87	80%	4.7%	4.8%

99.2500% - 99.4999%	$2,814.42 - $2,821.50	85%	97.0000% - 97.9990%	$133.88 - $135.25	85%	4.8%	4.8%

99.5000% - 99.7499%	$2,821.51 - $2,828.59	90%	98.0000% - 98.9990%	$135.26 - $136.63	90%	4.8%	4.8%

99.7500% - 99.9999%	$2,828.60 - $2,835.68	95%	99.0000% - 99.9990%	$136.64 - $138.01	95%	4.8%	4.9%

100.0000% - 100.2856%	$2,835.69 - $2,843.78	100%	100.0000% - 100.9990%	$138.02 - $139.39	100%	4.9%	4.9%

100.2857% - 100.5713%	$2,843.79 - $2,851.88	107%	101.0000% - 101.9990%	$139.40 - $140.77	107%	4.9%	4.9%

100.5714% - 100.8571%	$2,851.89 - $2,859.99	114%	102.0000% - 102.9990%	$140.78 - $142.15	114%	4.9%	5.0%

100.8572% - 101.1429%	$2,860.00 - $2,868.09	121%	103.0000% - 103.9990%	$142.16 - $143.53	121%	5.0%	5.0%

101.1430% - 101.4287%	$2,868.10 - $2,876.19	129%	104.0000% - 104.9990%	$143.54 - $144.91	129%	5.0%	5.0%

101.4288% - 101.7145%	$2,876.20 - $2,884.30	136%	105.0000% - 105.9990%	$144.92 - $146.29	136%	5.0%	5.1%

101.7146% - 102.0003%	$2,884.31 - $2,892.40	143%	106.0000% - 106.9990%	$146.30 - $147.67	143%	5.1%	5.1%

102.0004% - 102.2861%	$2,892.41 - $2,900.51	150%	107.0000% - 107.9990%	$147.68 - $149.05	150%	5.1%	5.1%

102.2862% - 102.5719%	$2,900.52 - $2,908.61	157%	108.0000% - 108.9990%	$149.06 - $150.43	157%	5.1%	5.2%

102.5720% - 102.8577%	$2,908.62 - $2,916.72	164%	109.0000% - 109.9990%	$150.44 - $151.81	164%	5.2%	5.2%

102.8578% - 103.1435%	$2,916.73 - $2,924.82	171%	110.0000% - 110.9990%	$151.82 - $153.19	171%	5.2%	5.2%

103.1436% - 103.4293%	$2,924.83 - $2,932.92	179%	111.0000% - 111.9990%	$153.20 - $154.57	179%	5.2%	5.3%

103.4294% - 103.7151%	$2,932.93 - $2,941.03	186%	112.0000% - 112.9990%	$154.58 - $155.95	186%	5.3%	5.3%

103.7152% - 103.9999%	$2,941.04 - $2,949.11	193%	113.0000% - 113.9990%	$155.96 - $157.33	193%	5.3%	5.3%

104.0000% or greater	$2,949.12 - $-	200%	114.0000% or greater	$157.34 - $-	200%	5.3%

Revenue Target	$2,835.69		EBITDA Target	$138.02
*	EBITDA is adjusted for the accrued bonus (FSC, DVPs) totaling $10.3M

24	RENT-A-CENTER - 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In February 2018, the Compensation Committee determined the level of achievement of the revenue and EBITDA targets as previously set by it with respect to the 2017 annual cash incentive program. In reviewing our actual 2017 performance relative to the financial targets, the Compensation Committee determined that it would be appropriate, consistent with past practices, to adjust for certain special items for purposes of determining whether the financial targets had been met for the year. The Compensation Committee concluded that the failure to adjust for such items would inappropriately penalize management for certain events which were beyond the control of management and that such adjustments were in the best interests of the Company’s stockholders. Accordingly, the Compensation Committee made adjustments to revenue and EBITDA pertaining to (1) effects of Hurricanes Harvey, Irma and Rita and (2) the closure of the Acceptance Now kiosks located in hhgregg locations due to the bankruptcy of hhgregg. The Compensation Committee reviewed the combined proposed adjustments and their impact on the calculation of the Company’s revenue and EBITDA for the fiscal year ended December 31, 2017, and determined that the Company’s (i) revenue for purposes of the 2017 annual cash incentive program was equal to $2,757.2 million and (ii) EBITDA for purposes of the 2017 annual cash incentive program was equal to $90.9. As a result, the Compensation Committee determined that (i) we failed to achieve at least 84% of the EBITDA goal which resulted in no payment of the target bonus amounts attributable to the EBITDA goal, and (ii) the revenue goal was achieved at 97.2% of target, which resulted in a 40% payout of the 25% of the target bonus amounts attributable to the revenue target (see the payout schedule above). As a result, each participant in the 2017 annual cash incentive program received an amount equal to 10% of such person’s target bonus amount.

The actual amounts awarded to our named executive officers for their annual cash incentive bonus for 2017 performance are included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” on page 28 of this proxy statement.

Long-Term Incentive Compensation

Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, stock awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. In general, the Compensation Committee considers equity awards to our named executive officers on an annual basis, normally in February of each year.

Generally, long-term incentive awards are made to our named executive officers pursuant to the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”). Previous long-term incentive awards were made to our named executive officers pursuant to (i) the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”) and (ii) the Rent-A-Center, Inc. 2006 Equity Incentive Plan (the “Equity Plan”). Under the terms of each of the 2016 Plan, the 2006 Plan and the Equity Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, stock awards, other equity awards, and performance-based equity awards. Stock option awards under our equity incentive plans are granted at the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically vest ratably over a four-year period, commencing one year from the date of grant, and expire after 10 years.

The restricted stock units granted by our Compensation Committee cliff vest either after a set period of time or upon the achievement of specified goals for our performance over a period of time. Awards of restricted stock with time-based vesting provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Awards of restricted stock with performance-based vesting provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and also focus them on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, stockholder value.

The Compensation Committee determines the timing of the annual grants of stock options and restricted stock units to our named executive officers as well as the terms and restrictions applicable to such grants. The Compensation Committee approves generally in February of each year the annual grant to our executive officers in conjunction with its review and determination of each executive officer’s compensation for the current year. Grants may also be made in connection with commencement of employment, promotions, or tenure.

2017 Long-term Incentive Compensation Awards. No changes to the aggregate amount of the long-term incentive compensation award as a percentage of base salary were made for our named executive officers for 2017. Consistent with prior years, the long-term incentive compensation awards for 2017 were comprised of three vehicles, with greater emphasis on the portion of the long-term incentive award which is contingent on financial performance. Accordingly the award tranches are weighted as follows: (i) 20% of the value of the award issued in stock options, (ii) 20% of the value of the award issued in time-based restricted

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COMPENSATION DISCUSSION AND ANALYSIS

stock units and (iii) 60% of the value of the award issued in performance-based restricted stock units.

Adoption of Relative Total Shareholder Return as Performance Measure. In prior years, long-term incentive awards of restricted stock with performance-based vesting were contingent upon our achievement of a three-year EBITDA target. Beginning in 2015, the Compensation Committee adopted a relative total shareholder return metric over a three-year measurement period as the vesting condition for grants of performance stock units under our long-term incentive compensation program. The Compensation Committee made this decision in order to tie the external performance of our common stock to executive compensation and because the Compensation Committee believes that a relative measure is a more appropriate basis for measuring long-term performance than an absolute measure. The Compensation Committee also took into consideration the fact that our annual cash incentive program includes an EBITDA metric. The Compensation Committee selected a three-year period over which to measure relative total shareholder return based upon the time-period utilized with respect to awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our relative total shareholder return over an extended period of time, as opposed to the single year measure which is utilized in our annual cash incentive program.

The Compensation Committee selected the S&P 1500 Specialty Retail Index as the comparator group for measuring our relative shareholder return over the applicable measurement period. In making this selection, the Compensation Committee considered the median annual revenue of the companies in the index in the amount of $3.8 billion, the inclusion in the index of four companies included in our Peer Group, and the representation of the overall retail environment by the index to determine that this index is comprised of the companies most similar to the Company and is an appropriate comparator group. The Compensation Committee adopted the following payout ranges applicable to the awards of performance-based restricted stock units:

Payout Chart				Payout%
RCII's TSR Percentile Rank in the S&P 1500 Specialty Retail Index		RCII’s TSR Actual Rank in the S&P1500 Specialty Retail Index
>	<=	low	High

90%	100%	1	7	200%

80%	89%	8	13	175%

70%	79%	14	19	150%

60%	69%	20	25	125%

50%	59%	26	31	100%

40%	49%	32	38	75%

30%	39%	39	44	50%

25%	29%	45	47	25%

0%	24%	48	63	0%

See the Grants of Plan-Based Awards table under the column “Estimated Possible Payouts Under Equity Incentive Plan Awards” on page 30 of this proxy statement for threshold, target, and maximum amounts payable to our named executive officers under the 2017 long-term incentive performance-based awards.

Determination of Long-term Incentive Compensation Awards. In February 2017, the Compensation Committee determined the level of achievement of the minimum TSR condition with respect to the long-term incentive performance-based awards made in January 2015, with a three-year measurement period. The

Compensation Committee reviewed the Company’s relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the period January 1, 2015 through December 31, 2017, and determined that the Company’s relative TSR ranking was below the 25th percentile for such three-year measurement period. Accordingly, the Compensation Committee determined, in accordance with the terms of such awards, that none of the performance-based restricted stock units granted as part of the three-year long-term incentive compensation awards was earned and no shares were issued to our name executive officers pursuant to such awards.

Severance Arrangements

We have executive transition agreements with our named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

For a more detailed description of the severance arrangements which apply to our named executive officers, please see “Termination of Employment and Change-in-Control Arrangements” beginning on page 33 of this proxy statement.

26	RENT-A-CENTER - 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Fringe Benefits and Perquisites

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. In addition, we will pay for the cost of an executive physical examination for each named executive officer each year. Our named executive officers were eligible in 2017 to participate in our 401(k) Retirement Savings Plan and in the Rent-A-Center, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows our executive officers to defer tax liability on a portion of their compensation.

The Compensation Committee has determined it is beneficial to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such fringe benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation

Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

We own a corporate jet used by management for business purposes which we are actively marketing for sale. We previously made the corporate jet available to our named executive officers for limited non-business use. Use of the corporate aircraft by these named executive officers for non-business use was subject to availability. The named executive officer must pay us all direct operating costs and any additional charges incurred by the executive for any non-business use of the corporate aircraft (no later than at the completion of such non-business use). If the actual cost for the non-business use of the corporate aircraft was not paid in full at the completion of the non-business use, such amount would be deemed compensation for the requesting executive and reflected on his or her W-2 earnings statement for the year. During 2017, Mr. Speese was permitted certain personal use of the corporate jet pursuant to his Interim CEO Agreement and the incremental cost of that usage is included in Mr. Speese’s total compensation for 2017 as reflected in the Summary Compensation Table below.

For a description of the fringe benefits and perquisites received by our named executive officers in 2017, please see “– All Other Compensation” on page 29 of this proxy statement.

Clawback Policy

Our Board has adopted a compensation recovery (“clawback”) policy which provides that, in the event of a restatement of our financial results due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we may seek reimbursement of any portion of incentive compensation paid, vested, or awarded during the three-year period preceding the date on which we are required to prepare such a re-statement, which is in excess of the amount that would have been paid or awarded if calculated based on the restated financial results. Restatements of financial results that are the direct result of changes in accounting standards will not result in recovery of performance-based or incentive compensation under this policy. This policy is intended to be administered in a manner consistent with any applicable rules, regulations or listing standards adopted by the SEC or The Nasdaq Global Select Market, Inc., as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. We intend to revise our clawback policy to the extent we deem necessary to comply with such rules, regulations or listing standards.

Executive Stock Ownership Guidelines

We believe that our Chief Executive Officer should have a meaningful financial stake in the Company to ensure that his interests are aligned with those of our stockholders. To that end, the Board adopted equity ownership guidelines to define our expectations for our Chief Executive Officer. Under these guidelines, our Chief Executive Officer is expected to own shares of our common stock equal in value to 5 times his annual base salary within five years of the date on which he became Chief Executive Officer. Mr. Speese, our previous Chief Executive Officer, beneficially owns approximately 2.5% of our outstanding common stock, or more than 15 times his then current annual salary. Mr. Speese’s resignation was effective December 30, 2017, and Mr. Fadel was named our Chief Executive Officer effective as of January 2, 2018.

RENT-A-CENTER - 2018 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation we can deduct in any year with respect to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers. The limit does not apply to so-called “performance-based compensation,” which includes compensation attributable to stock options and performance-based restricted stock awards granted pursuant to the 2016 Plan, the 2006 Plan or the Equity Plan. The Compensation Committee believes that our executive compensation deduction for 2017 will not be materially affected by the Section 162(m) limitations.

Summary of Compensation

The following table summarizes the compensation earned by our “named executive officers” in fiscal year 2017, as well as the compensation earned by such individuals in each of fiscal year 2016 and fiscal year 2015, if serving as an executive officer during that time. For 2017, our “named executive officers” consisted of the persons serving as Chief Executive Officer during any part of 2017, our Interim Chief Financial Officer, and our three other most highly compensated executive officers. The table specifically identifies the dollar value of compensation related to 2017, 2016 and 2015 paid to such named executive officers in the form of:

•	base salary, paid in cash;

•	stock awards, comprised of awards of restricted stock relating to the 2017, 2016 and 2015 fiscal years;
•	option awards, comprised of awards of options during the 2017, 2016 and 2015 fiscal years and identified based upon the aggregate fair value in dollars of such award;

•	non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers; and

•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our Deferred Compensation Plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2017, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Robert D. Davis(4) Chief Executive Officer	2017	$16,932		$0	$0	$0	$771,450	$788,382
	2016	$772,500		$2,337,833	$386,250	$0	$39,052	$3,535,635
	2015	$772,500		$2,640,816	$386,253	$289,688	$36,790	$4,126,047
Mark E. Speese(5) Chief Executive Officer	2017	$768,540		$0	$251,000	$0	$113,660	$1,133,200

Maureen B. Short Interim Chief Financial Officer	2017	$362,000		$300,662	$54,299	$16,290	$26,831	$760,082
	2016	$267,462	[6]	$235,675	$38,938	$0	$20,857	$562,932

Fred E. Herman Executive Vice President - Chief Information Officer	2017	$324,981		$279,740	$51,401	$17,750	$63,811	$737,683
	2016	$302,357		$311,115	$51,400	$0	$23,091	$687,963

Christopher A. Korst Executive Vice President - CAO & General Counsel	2017	$438,677		$429,743	$78,963	$24,127	$32,405	$1,003,915
	2016	$438,677		$477,933	$78,963	$0	$31,980	$1,027,553
	2015	$417,789		$485,665	$71,033	$78,336	$28,290	$1,081,113
Joel M. Mussat Executive Vice President - Chief Operating Officer	2017	$312,981		$297,911	$17,606	$24,164	$169,517	$822,179

(1)

The amounts reflected in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each award of stock options or restricted stock in 2017, 2016 and 2015 to the applicable named executive officer. Assumptions used in the calculation of these amounts are included in Note N to our audited financial statements for our fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2018, and our Annual Reports on Form 10-K for prior years.

(2)	Represents the cash bonuses which were payable under our annual cash incentive program with respect to services for the year indicated.
(3)	For 2017, represents the compensation as described in the “All Other Compensation” table below.
(4)	Mr. Davis resigned as Chief Executive Officer effective as of January 9, 2017.
(5)

Mr. Speese was named Interim Chief Executive Officer effective as of January 9, 2017, and Chief Executive Officer effective as of April 10, 2017. Mr. Speese resigned as Chief Executive Officer effective as of December 30, 2017.

(6)	In connection with being named Interim Chief Financial Officer, Ms. Short’s base salary was increased to $362,000 annually as of December 5, 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

All Other Compensation

The following table provides information regarding each component of compensation for 2016 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company Matching Contributions(1)	Value of Insurance Premiums(2)	Other(3)	Total
Robert D. Davis(4)	$1,814	$14,068	$755,568	$771,450
Mark E. Speese(5)	$0	$19,225	$94,435	$113,660
Maureen B. Short	$8,779	$12,341	$5,711	$26,831
Fred E. Herman	$6,362	$21,350	$36,099	$63,811
Christopher A. Korst	$8,063	$22,592	$1,750	$32,405
Joel M. Mussat	$8,403	$8,131	$152,983	$169,517
(1)	Represents contributions or other allocations made by us to our 401(k) Retirement Savings Plan and/or Deferred Compensation Plan.
(2)	Represents premiums paid by the company for medical, dental, vision, dental, long-term disability and life insurance.
(3)

Represents deemed compensation related to incentive travel award, fees paid by us for an annual executive physical examination, and premiums paid by RAC for group term life. For Mr. Davis, also includes amounts payable pursuant to Mr. Davis’ Severance and Release of Claims Agreement. For Mr. Speese, also includes deemed compensation related to personal use of our corporate aircraft as permitted by Mr. Speese’s Interim CEO Agreement. For Mr. Herman, also includes a discretionary cash bonus paid in March 2017. For Mr. Mussat, also includes compensation related to relocation benefits.

(4)	Mr. Davis resigned as Chief Executive Officer effective as of January 9, 2017.
(5)

Mr. Speese was named Interim Chief Executive Officer effective as of January 9, 2017, and Chief Executive Officer effective as of April 10, 2017. Mr. Speese resigned as Chief Executive Officer effective as of December 30, 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers other than Mr. Davis during 2017 under the 2017 annual cash incentive program and the 2016 Plan. Mr. Davis resigned effective January 9, 2017, and was not granted any plan-based awards during 2017.

Name	Grant Date	Date of Compen- sation Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Award(5)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Award
			Threshold	Target	Maximum	Threshold	Target	Maximum
Mark E. Speese(6)
Short-Term Incentive	N/A	2/10/17	$160,000	$800,000	$1,600,000	–	–	–	–	–	–	–	–
Stock Options	1/23/17	1/23/17	–	–	–	–	–	–	–	100,000	$8.40	$8.22	$251,000
Maureen B. Short
Short-Term Incentive	N/A	2/10/17	$32,580	$162,900	$325,800	–	–	–	–	–	–	–	–
Restricted Stock Units	2/16/17	2/10/17	–	–	–	–	–	–	3,766	–	–	$8.46	$54,296
Performance Stock Units	2/16/17	2/10/17	–	–	–	0	14,638	29,276	–	–	–	$8.46	$246,366
Stock Options	2/16/17	2/10/17	–	–	–	–	–	–	–	14,583	$8.32	$8.46	$54,299
Fred E. Herman
Short-Term Incentive	N/A	2/10/17	$35,500	$177,500	$355,000	–	–	–	–	–	–	–	–
Restricted Stock Units	2/16/17	2/10/17	–	–	–	–	–	–	6,178	–	–	$8.46	$51,401
Performance Stock Units	2/16/17	2/10/17	–	–	–	0	24,712	49,424	–	–	–	$8.46	$228,339
Stock Options	2/16/17	2/10/17	–	–	–	–	–	–	–	20,643	$8.32	$8.46	$51,401
Christopher A. Korst
Short-Term Incentive	N/A	2/10/17	$48,255	$241,273	$482,546	–	–	–	–	–	–	–	–
Restricted Stock Units	2/16/17	2/10/17	–	–	–	–	–	–	9,491	–	–	$8.46	$78,965
Performance Stock Units	2/16/17	2/10/17	–	–	–	0	37,963	75,926	–	–	–	$8.46	$350,778
Stock Options	2/16/17	2/10/17	–	–	–	–	–	–	–	31,712	$8.32	$8.46	$78,963
Joel M. Mussat
Short-Term Incentive	N/A	6/7/17	$78,750	$393,750	$787,500	–	–	–	–	–	–	–	–
Restricted Stock Units	6/7/17	7/3/17	–	–	–	–	–	–	11,980	–	–	$11.75	$140,406
Performance Stock Units	6/7/17	7/3/17	–	–	–	0	13,439	26,878	–	–	–	$11.75	$157,505
Stock Options	6/7/17	7/3/17	–	–	–	–	–	–	–	4,480	$11.72	$11.75	$17,606
(1)

These columns show the potential value of the payout of the annual cash incentive bonuses for 2017 performance for each named executive officer if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company performance. The actual amount of the annual cash incentive bonuses paid for 2017 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents restricted stock units which vest depending on our relative TSR performance over a three-year measurement period as compared to the S&P 1500 Specialty Retail Index and the named executive officer remains an employee through the end of such measurement period. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if our relative TSR performance is below the 25th percentile, to the maximum number of shares if our relative TSR performance ranks at least the 90th percentile.

(3)	Represents restricted stock units which vest upon completion of three-years of continuous employment with us from February 16, 2017.
(4)	Represents options to purchase shares of our common stock which vest ratably over a four-year period.
(5)

Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last trading day before the date of grant as reported on the Nasdaq Global Select Market, in accordance with the applicable plan.

(6)

Mr. Speese was named Interim Chief Executive Officer effective as of January 9, 2017, and Chief Executive Officer effective as of April 10, 2017. Mr. Speese resigned as Chief Executive Officer effective as of December 30, 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2017.

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options - Excercisable	Number of Securities Underlying Unexercised Options - Unexcercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Robert D. Davis	10,440			$15.26	1/9/2018
	10,949			$15.37	1/9/2018
	7,555			$19.70	1/9/2018
	8,311			$29.91	1/9/2018
	11,521			$37.19	1/9/2018
	14,776			$34.77	1/9/2018
	52,768			$25.03	1/9/2018
	20,992			$29.31	1/9/2018
	36,165			$10.34	1/9/2018
Mark E. Speese	100,000			$8.40	6/8/2019
Maureen B. Short	1,875			$22.38	10/1/2020	1,278	(7)	$14,186
	594			$29.91	1/31/2021	3,766	(8)	$41,803
	1,642			$37.19	1/31/2022	6,526	(9)	$72,439
	2,126			$34.77	1/31/2023	2,555	(10)	$28,361
	3,800	1,266	(2)	$25.03	1/31/2024	14,638	(11)	$162,482
	3,044	3,044	(3)	$29.31	2/6/2025	26,108	(12)	$289,799
	3,646	10,937	(4)	$10.34	2/5/2026
		21,807	(5)	$8.32	2/16/2027
Fred E. Herman	2,565			$15.26	1/30/2018	1,703	(7)	$18,903
	2,227			$15.37	1/30/2019	4,971	(8)	$55,178
	1,529			$19.70	1/29/2020	6,178	(9)	$68,576
	1,244			$29.91	1/31/2021	5,673	(10)	$62,970
	1,912			$37.19	1/31/2022	19,324	(11)	$214,496
	3,489			$34.77	1/31/2023	24,712	(12)	$274,303
	7,500	2,500	(6)	$33.34	1/2/2024
	7,520	2,506	(2)	$25.03	1/31/2024
	2,713	2,712	(3)	$29.31	2/6/2025
	4,813	14,438	(4)	$10.34	2/5/2026
		20,643	(5)	$8.32	2/16/2027
Christopher A. Korst	2,500			$14.52	1/2/2018	2,424	(7)	$26,906
	2,267			$15.26	1/30/2018	7,637	(8)	$84,771
	9,600			$15.37	1/30/2019	9,491	(9)	$105,350
	6,656			$19.70	1/29/2020	8,074	(10)	$89,621
	6,734			$29.91	1/31/2021	29,685	(11)	$329,504
	7,411			$37.19	1/31/2022	37,963	(12)	$421,389
	9,305			$34.77	1/31/2023
	10,703	3,567	(2)	$25.03	1/31/2024
	3,861	3,860	(3)	$29.31	2/6/2025
	22,180	7,394	(4)	$10.34	2/5/2026
		31,712	(5)	$8.32	2/16/2027
Joel M. Mussat		4,480		$11.72	7/3/2017	11,980	(9)	$132,978
						13,439	(12)	$149,173

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COMPENSATION DISCUSSION AND ANALYSIS

(1)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2017, which was $11.10.
(2)	These options to purchase shares of our common stock vested on January 31, 2018.
(3)	These options to purchase shares of our common stock vest in equal parts on each of February 6, 2018, and February 6, 2019.
(4)	These options to purchase shares of our common stock vest in equal parts on each of February 5, 2018, February 5, 2019 and February 5, 2020.
(5)	These options to purchase shares of our common stock vest in equal parts on each of February 16, 2018, February 6, 2019, February 6, 2020 and February 6, 2021.
(6)	These options to purchase shares of our common stock vested on January 2, 2018.
(7)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from February 6, 2015. These shares vested on February 6, 2018.

(8)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from February 5, 2016.

(9)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from February 16, 2017.

(10)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2017, and the named executive officer remains an employee through December 31, 2017. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2017, ranked below the 25th percentile, which resulted in no shares vesting.

(11)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2018, and the named executive officer remains an employee through December 31, 2018.

(12)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2019, and the named executive officer remains an employee through December 31, 2019.

Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by our named executive officers during the 2017 fiscal year, as well as applicable stock awards that vested, during the 2017 fiscal year:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert D. Davis	–	–	14,983	$128,105
Mark E. Speese	–	–	8,889	$93,157
Maureen B. Short	–	–	1,079	$9,225
Fred E. Herman	–	–	2,135	$18,254
Christopher A. Korst	–	–	3,039	$25,983
Joel M. Mussat	–	–	–	–

Nonqualified Deferred Compensation

The Rent-A-Center, Inc. Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007. The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in our 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a three-year graded vesting schedule based on the participant’s years of service with us. For 2017, we made matching contributions in the Deferred Compensation Plan of 50% of the employee’s contribution to the plan up to an amount not to exceed 6% of such employee’s compensation, which is the same matching policy as under our 401(k) Retirement Savings Plan. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

Name	Executive Contributions in FY 2017	Registrant Contributions in FY 2017	Aggregate Earnings in FY 2017	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12-31-17(3)
Robert D. Davis	$3,268	$371	$117,677	$0	$1,167,373
Mark E. Speese(1)	–	–	–	–	–
Maureen B. Short	$21,511	$3,655	$25,236	$0	$170,773
Fred E. Herman	$9,569	$116	$33,637	$0	$187,456
Christopher A. Korst	$35,094	$127	$98,261	$0	$555,303
Joel M. Mussat	$40,889	$0	$2,223	$0	$41,598
(1)	At his election, did not participate in our Deferred Compensation Plan.
(2)

Represents matching contributions or other allocations made by us under our 401(k) Retirement Plan and/or Deferred Compensation Plan which amount was also reported as compensation in the “Summary Compensation Table” on page 28 of this proxy.

(3)

Of these amounts, the following aggregate amounts are included in the Summary Compensation Table above (as fiscal 2015, 2016 or 2017 compensation, as applicable) for each Named Executive Officer: Mr. Davis – $250,982; Ms. Short – $33,636; Mr. Herman – $39,652; Mr. Korst – $126,805; and Mr. Musssat – $40,889.

Termination of Employment and Change-in-Control Arrangements

Severance Arrangements

We have entered into executive transition agreements with each of our named executive officers. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.

Termination Not in Conjunction with a Change in Control. If the named executive officer’s employment is terminated without “cause,” the named executive officer will be entitled to receive:

•	unpaid but earned base salary through the date of termination;

•	a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year;

•

one and one half times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years; and

•	continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 18 months.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:

•	unpaid but earned base salary through the date of termination;

•	a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year; and

•	continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer’s employment is terminated in conjunction with a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without “cause,” except that the named executive officer will be entitled to receive two times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively.

Under each of the executive transition agreements, the term “change in control” generally means the occurrence of any of the following after September 14, 2006:

•	any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

RENT-A-CENTER - 2018 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

•

a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•

individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board; or

•	a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above).

Long-Term Incentive Plans

Awards Pursuant to the 2016 Plan, the 2006 Plan and the Equity Plan. Pursuant to stock option agreements under the 2016 Plan, the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement.

Pursuant to the 2016 Plan, the 2006 Plan and the Equity Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an “exchange transaction,” regardless of whether currently vested, and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2016 Plan, the 2006 Plan or the Equity Plan, as applicable, on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2016 Plan, the 2006 Plan and the Equity Plan, the term “exchange transaction” means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company), liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

Pursuant to stock compensation agreements under the 2016 Plan, the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual’s employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term “change in ownership” is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

34	RENT-A-CENTER - 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits Upon Termination Without a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers currently employed by us under their severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 29, 2017, the last business day of our fiscal 2017, assuming that:

•

each named executive officer’s employment with us was terminated on December 29, 2017, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•	the base salary earned by each named executive officer for his services to us through December 29, 2017 has been fully paid to such named executive officer;
•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised, vested options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2017, which was $11.10; and

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2017.

Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits
Maureen B. Short
Termination by Us without “Cause”	$555,218	$13,584	$2,771	$571,573
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Ms. Short’s Disability or death	$0	$9,056	$611,839	$620,895
Termination by Ms. Short for Reason other than death or disability	$0	$0	$2,771	$2,771
Fred E. Herman
Termination by Us without “Cause”	$545,813	$22,066	$3,658	$571,537
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Herman’s Disability or death	$0	$14,711	$698,085	$712,796
Termination by Mr. Herman for Reason other than death or disability	$0	$0	$3,658	$3,658
Christopher A. Korst
Termination by Us without “Cause”	$676,111	$22,066	$16,857	$715,034
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Korst’s Disability or death	$0	$14,711	$1,074,398	$1,089,109
Termination by Mr. Korst for Reason other than death or disability	$0	$0	$16,857	$16,857

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COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits Upon Termination With a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 29, 2017, the last business day of our fiscal 2017, assuming that:

•

each named executive officer’s employment with us was terminated on December 29, 2017, and was in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•	the base salary earned by each named executive officer for his services to us through December 29, 2017 has been fully paid to such named executive officer;

•	with respect to options awarded pursuant to the 2016 Plan, the 2006 Plan or the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2017; and

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2017.

Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits
Maureen B. Short
Termination by Us without “Cause” or by Ms. Short for “Good Reason”	$740,290	$18,112	$680,775	$1,439,177
Termination by Us due to Ms. Short’s Disability or death	$0	$9,056	$680,775	$689,831
Termination by Us for “Cause” or by Ms. Short without “Good Reason”	$0	$0	$680,775	$680,775
Fred E. Herman
Termination by Us without “Cause” or by Mr. Herman for “Good Reason”	$727,750	$29,422	$766,445	$1,523,617
Termination by Us due to Mr. Herman’s Disability or death	$0	$14,711	$766,445	$781,156
Termination by Us for “Cause” or by Mr. Herman without “Good Reason”	$0	$0	$766,445	$766,445
Christopher A. Korst
Termination by Us without “Cause” or by Mr. Korst for “Good Reason”	$901,481	$29,422	$1,168,177	$2,099,080
Termination by Us due to Mr. Korst’s Disability or death	$0	$14,711	$1,168,177	$1,182,888
Termination by Us for “Cause” or by Mr. Korst without “Good Reason”	$0	$0	$1,168,177	$1,168,177

36	RENT-A-CENTER - 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination

Under our long-term incentive plans, in the event of a “change in control” of us or an “exchange transaction” involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to the named executive officers currently employed by us pursuant to our long-term incentive plans assuming that:

•	an event which constituted a “change in control” and an “exchange transaction” under each of the agreements and plans described above was consummated on December 29, 2017;

•

with respect to options awarded pursuant to the 2016 Plan, the 2006 Plan and the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•

each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2017; and

•

each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2017.

Name	Potential Realizable Value(1)
Maureen B. Short	$680,775
Fred E. Herman	$766,445
Christopher A. Korst	$1,168,177

(1)	Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 29, 2017, the last business day of fiscal 2017, which was $11.10.

Compensation Related Risk

The Compensation Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee considered the following factors in making that determination:

•	The allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	The performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•

Inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of our stockholders.

•

Our annual cash incentive program and the awards of restricted stock with performance-based vesting contain provisions with respect to our achievement of the applicable financial target such that each participant may receive (1) an additional payout pursuant to such award in the event that we exceed the applicable financial target, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance.

•	We maintain a values-driven, ethics-based culture supported by a strong tone at the top.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are presenting the ratio of the annual total compensation for fiscal year 2017 of our Chief Executive Officer to that of the median of the annual total compensation for all of our other employees. We believe this ratio represents a reasonable estimate calculated in a manner consistent with the SEC’s disclosure requirements under Item 402(u) of Regulation S-K, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Please note that due to the flexibility permitted by these rules in calculating this ratio, our ratio may not be comparable to CEO pay ratios presented by other companies.

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COMPENSATION DISCUSSION AND ANALYSIS

We determined our median employee using taxable wages from our payroll records for fiscal 2017 for all full- and part-time employees as of December 31, 2017. After identifying the median employee, we calculated annual total compensation for that person using the same methodology we use for our named executive officers in the Summary Compensation Table in this Proxy Statement.

The annual total compensation of our median employee for 2017 was $27,439. Because Mr. Speese served as our Chief Executive

Officer for less than the full year (from January 9, 2017, until December 30, 2017), we annualized base salary in determining Mr. Speese’s 2017 annual total compensation of $1,164,660. Accordingly, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees is approximately 42 to 1.

Equity Compensation Plan Information

The following table sets forth certain information concerning all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders as of December 31, 2017.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan(2)
Equity compensation plans approved by security holders	4,298,105	$21.34	3,872,166
Equity compensation plans not approved by security holders	–0–	–0–	–0–
Total	4,298,105	$21.34	3,872,166
(1)

Includes (a) 2,953,694 shares to be issued upon exercise of outstanding stock options with a weighted-average exercise price per share of $21.34, and a weighted-average remaining term of 6.15 years, and (b) 1,344,411 shares to be issued upon vesting of outstanding restricted stock units with a weighted-average grant date fair value of $10.87.

(2)

Pursuant to the terms of the Plans, when an optionee leaves our employ, unvested options granted to that employee terminate and become available for re-issuance. Vested options not exercised within 90 days from the date the optionee leaves our employ terminate and become available for re-issuance.

38	RENT-A-CENTER - 2018 Proxy Statement

PROPOSAL FOUR:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder approval of our executive compensation program and practices as disclosed in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement which focuses on improving the quality of life for our co-workers and our customers; and

•	reward achievement of our financial and non-financial goals.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures, appearing on pages 28 through 37, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2018 Annual Meeting:

“RESOLVED, that the stockholders of Rent-A-Center, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for the year ended December 31, 2017, as disclosed in the 2018 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully take into account the outcome of the vote when considering future compensation arrangements for our named executive officers. We intend to conduct future advisory votes on executive compensation at each subsequent annual meeting.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the meeting is required for approval of this advisory resolution.

Our Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Lentell, Mr. Gade, and Mr. Hetrick each served as members of the Compensation Committee for all or a portion of 2017. Each member is independent and no member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) other than with respect to Mr. Lentell, as described under the heading “Related Person Transactions”

below, has or had any relationship with us in 2017 requiring disclosure pursuant to SEC rules. In addition, during 2017, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity having an executive officer that also served on the Compensation Committee or Board of Rent-A-Center.

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RELATED PERSON TRANSACTIONS

Policy on Review and Approval of Transactions

with Related Persons

The Board has adopted a written statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairman of the Nominating and Corporate Governance Committee must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairman of the Nominating and Corporate Governance Committee may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000. The Nominating and Corporate Governance Committee or its Chairman, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

Intrust Bank Relationship

J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $15 million participant (total commitment) in our senior credit facility. We also maintain operational checking and other accounts, including a $12.5 million revolving line of credit, with Intrust Bank, N.A. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) and deferred compensation plans. During

2017, we paid Intrust a total of $0.8 million in fees in connection with banking services provided by them, of which $0.7 million was for administration fees and trustee fees for our 401(k) and deferred compensation plans. The total fees paid to Intrust during 2017 constituted less than 1/2% of Intrust’s annual revenue for the year ended December 31, 2017.

Engaged Capital Transaction

On February 5, 2018, we entered into the Cooperation Agreement with the Engaged Group with respect to the 2018 Annual Meeting. Engaged beneficially owns approximately 16.9 percent of our outstanding common stock. Under the terms of the Cooperation Agreement, we have agreed to reimburse

Engaged for its reasonable and documented out-of-pocket expenses previously incurred by it directly in connection with its investment in us in an amount not to exceed $925,000, no later than June 29, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial owners of more than 10% of our shares of common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during and with respect to 2017 were timely made.

40	RENT-A-CENTER - 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership for each of our directors, each of the named executive officers who are currently employed by us, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Information in the table is as of April 9, 2018, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent
Jeffrey J. Brown	14,265	(1)	*
Mitchell E. Fadel	5,256	(2)	*
Michael J. Gade	44,710	(3)	*
Rishi Garg	25,132	(4)
Christopher B. Hetrick	14,265	(5)	*
J.V. Lentell	57,310	(6)	*
Fred E. Herman	59,633	(7)	*
Christopher A. Korst	108,578	(8)	*
Maureen B. Short	30,800	(9)
BlackRock, Inc.	6,470,305	(10)	12.1
Classic Fund Management Aktiengeseschaft	3,038,018	(11)	5.7
Engaged Capital, LLC	8,983,609	(12)	16.9
Frontier Capital Management Co., LLC	3,062,503	(13)	5.7
The Vanguard Group	4,452,828	(14)	8.4
Vintage Capital Management, LLC	3,186,042	(15)	5.9
All executive officers and directors as a group (13 total)	468,682		*
*	Less than 1%.
(1)	Represents 14,265 deferred stock units.
(2)	Represents 5,256 deferred stock units.
(3)	Represents (a) 2,400 shares held directly, and (b) 42,310 deferred stock units.
(4)	Represents 25,132 deferred stock units.
(5)

Represents 14,265 deferred stock units. In addition, as an affiliate of Engaged Capital, LLC, Mr. Hetrick may be deemed to be a member of a Section 13(d) group that may be deemed to collectively beneficially own the shares held by Engaged Capital as disclosed herein.

(6)	Represents (a) 15,000 shared held directly; and (b) 42,310 deferred stock units.
(7)	Represents (a) 7,788 shares held directly and (b) 51,845 shares issuable pursuant to currently exercisable options.
(8)

Represents (a) 14,630 shares held directly, (b) 87,249 shares issuable pursuant to currently exercisable options, (c) 1,699 shares held pursuant to our 401(k) Plan (as of December 31, 2017), and (d) 5,000 shares held in an IRA.

(9)	Represents (a) 2,187 shares held directly, and (b) 28,613 shares issuable pursuant to currently exercisable options.
(10)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022. BlackRock, Inc. exercises sole voting control over 6,325,375 of these shares and sole investment control over all 6,470,305 shares. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 19, 2018.

(11)

The address of Classic Fund Management Aktiengesellschaft is Anstrasse 15, FL-9495 Triesen, Principality of Liechtenstein. Classic Fund Management exercises sole voting and investment control over all 3,038,018 shares. This information is based on a Schedule 13G filed by Classic Fund Management with the Securities and Exchange Commission on January 23, 2018.

(12)

The address of Engaged Capital, LLC is 610 Newport Center Drive, Suite 250, Newport Beach, CA 92660. Engaged Capital, LLC exercises sole voting and investment control over all 8,983,609 shares. This information is based on a Schedule 13D/A filed by Engaged Capital, LLC with the Securities and Exchange Commission on February 9, 2018.

(13)

The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110. Frontier Capital Management Co., LLC exercises sole voting control over 1,232,350 of these shares and sole investment control over all 3,062,503 shares. This information is based on a Schedule 13G/A filed by Frontier Capital Management with the Securities and Exchange Commission on February 7, 2018.

(14)

The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group exercises sole voting control over 52,711 of these shares, shared voting control over 6,808 of these shares, sole investment control over 4,399,400 of these shares, and shared investment control over 53,428 of these shares. This information is based on a Schedule 13G/A filed by The Vanguard Group with the Securities and Exchange Commission on February 12, 2018.

(15)

The address of Vintage Capital Management, LLC is 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819. Vintage Capital Management exercises sole voting and investment control over all 3,186,042 shares. This information is based on a Schedule 13D/A filed by Vintage Capital Management with the Securities and Exchange Commission on January 19, 2018.

RENT-A-CENTER - 2018 Proxy Statement	41

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for possible inclusion in the proxy statement related to the 2019 annual stockholders meeting no later than December 24, 2018. Proposals for possible consideration at the 2019 annual stockholders meeting must be received by us no earlier than February 5, 2019, and no later than March 7, 2019. The 2019 annual stockholders meeting is expected to take place on June 5, 2019. Direct any proposals, as well as related questions, to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

42	RENT-A-CENTER - 2018 Proxy Statement

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

RENT-A-CENTER, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Rent-A-Center, Inc., a corporation organized and existing under the DGCL, hereby files this Certificate of Amendment to its Certificate of Incorporation, and certifies as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Rent-A-Center, Inc.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on November 26, 2002 (such Certificate of Incorporation and any previous amendments thereto referred to herein as the “Certificate of Incorporation”).

3. The Certificate of Incorporation is hereby amended as follows:

Subsections (2) and (3) of Article FIFTH are deleted in their entirety and replaced with the following:

“(2) Number, Election and Terms of Directors. The number, qualifications, terms of office, manner of election, time and place of meeting, compensation and powers and duties of the directors may be prescribed from time to time in the Bylaws, and the Bylaws may also contain other provisions for the regulation and management of the affairs of the Corporation not inconsistent with the law or this Certificate of Incorporation.

The number of directors which shall constitute the whole Board of Directors of the Corporation shall not be less than one (1) as specified from time to time in the Bylaws of the Corporation. Each director shall hold office for a term expiring at the next annual meeting of the stockholders following such director’s election and until such director’s successor is duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(3) Removal of Directors. Subject to the rights, if any, of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.”

4. Subsection (4) of Article FIFTH is deleted in its entirety.

5. The remaining provisions of Article FIFTH of the Certificate of Incorporation shall remain the same and in full force and effect.

6. The Board of Directors duly adopted resolutions in accordance with Sections 141 and 242 of the DGCL, approving the foregoing amendment to the Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation, and directing that the forgoing amendment to the Certificate of Incorporation be considered and voted upon at the next annual meeting of the stockholders of the Corporation.

7. The forgoing amendment to the Certificate of Incorporation has been adopted by the stockholders of the Company in accordance with Section 242 of the DGCL.

RENT-A-CENTER - 2018 Proxy Statement	43

APPENDIX A

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this      day of June, 2018.

RENT-A-CENTER, INC.

By:
Name: Title:

44	RENT-A-CENTER - 2018 Proxy Statement